Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2008 on the financial statements of GHL Acquisition Corp. as of December 31, 2007, and for the period from November 2, 2007 (inception) to December 31, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-3, to be filed on or about June 2, 2009.

/s/ Eisner LLP
New York, New York
June 1, 2009